UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Carey, W. R.
   700 Galleria Parkway, Suite 450
   Atlanta, GA  30339
2. Issuer Name and Ticker or Trading Symbol
   Outback Steakhouse, Inc.
   OSSI
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   1998 Fiscal Year
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Phantom Stock Units     |1-1     |01/28|A   |87.17      |A  |(1)  |(1)  |Common Stock|87.17  |$30.114|            |D  |            |
                        |        |/98  |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-1     |04/15|A   |70.86      |A  |(1)  |(1)  |Common Stock|70.86  |$37.045|            |D  |            |
                        |        |/98  |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-1     |07/22|A   |65.64      |A  |(1)  |(1)  |Common Stock|65.64  |$36.185|            |D  |            |
                        |        |/98  |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-1     |10/28|A   |87.63      |A  |(1)  |(1)  |Common Stock|87.63  |$27.105|690.42(2)   |D  |            |
                        |        |/98  |    |           |   |     |     |            |       |       |            |   |            |
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Stock Option (right to b|$16.00  |     |    |           |   |(3)  |3/31/|Common Stock|30,000 |       |30,000      |D  |            |
uy)                     |        |     |    |           |   |     |2000 |            |       |       |            |   |            |
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Explanation of Responses:
(1) The phantom stock units were accrued under the Company's Deferred Compensation and Stock Plan and are settled 100% in the Company's common stock upon the reporting person's cessation as a director of the
Company.
(2) Derivative securities beneficially owned at end of year include 379.13 phantom stock units accrued in fiscal year 1997 ranging in stock prices from $23.76 to $26.504 and are settled 100% in the Company's common stock upon the reporting person's cessation as a director of the Company.
(3) The option vests in three equal annual installments beginning on January 27, 1993.
SIGNATURE OF REPORTING PERSON
            W. R. Carey
DATE
February      , 1999